Exhibit 99.1

[454 LIFE SCIENCES LOGO]

Measuring Life One Genome at a Time

454 Life Sciences Contact: Richard F. Begley, Ph.D. info@454.com (877) 890-GNOM	CuraGen Contact: Fred Aslan, M.D. faslan@curagen.com (888)-GENOMICS

FOR IMMEDIATE RELEASE

454 Life Sciences Completes First Whole Genome Sequence Using First Novel Technology Since 1977 Invention of DNA Sequencing

- Complete Adenovirus sequence submitted to GenBank® generated by first sequencing method designed to sequence whole genomes not genes -

Conference Call Details: Live webcast will begin at 11:00 a.m. EDT on Thursday, August 21 at http://www.454.com. A replay of the conference call will be available starting at 2:00 p.m. EDT on Thursday, August 21 through 11:59 p.m. EDT on Sunday, September 21, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international). The passcode for the replay is 2256924.

Branford, CT – August 21, 2003 – 454 Life Sciences, an innovative developer of genome-scale analysis technologies and a majority-owned subsidiary of CuraGen Corporation (NASDAQ: CRGN), today announced the submission of the whole genome sequence of adenovirus to GenBank®, the National Institutes of Health genetic sequence database. The submission marks the first time that a new method has been used to sequence a whole genome since Walter Gilbert and Frederick Sanger won the Nobel Prize in 1980 for the invention of DNA sequencing in 1977. The whole genome sequence (GenBank accession nos. AY370909, AY370910, and AY370911) was generated in less than one day using the first technology ever designed to sequence whole genomes, not one gene at a time. More importantly, this was accomplished by using a new platform that is scaleable to larger genomes.

In order to sequence the adenovirus genome, which contains approximately 30,000 base pairs of sequence, 454 Life Sciences’ proprietary method required only one preparation of the adenovirus genome, as compared to the hundreds of sample preparations required by traditional sequencing methods. This first demonstration of the Company’s novel technology provided over 99% coverage of the virus. The entire process from sample preparation to data analysis was accomplished in less then one day.

“Submitting a completed sequence to GenBank, an annotated collection of all publicly available DNA sequences, allows for independent validation and is a key technological achievement for 454 Life Sciences. Our hardware, software, and molecular biology teams remain focused on executing on our goal to bring whole genome applications within reach for the researcher and the clinician,” stated Richard F. Begley, Ph.D., President and CEO of 454 Life Sciences. “We anticipate that the commercialization of the technology for sequencing whole viral and bacterial genomes may address some of the most urgent needs in drug discovery, biodefense and the growing threat of emerging pathogens,” added Dr. Begley.

Established in 2000, 454 Life Sciences develops technologies and tools to sequence whole genomes using a massively parallel, scalable platform that compresses the time, cost, sample preparation, and space required to determine the nucleotide sequence of whole genomes. The Company’s technology enables a single individual to not only prepare, but also sequence a genome after performing only one sample preparation, irrespective of the size of the genome being investigated.

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The most common method for genome sequencing is industrial, expensive and laborious as it involves breaking genomes into smaller chunks and sequencing the individual samples. For example, to sequence the human genome, the effort required approximately 60 million samples, 12 years and approximately $2.7 billion dollars. Historically, as Moore’s Law ushered in the era of increasing computer functionality at lower costs, 454 Life Sciences’ technology is designed to enable whole genome sequencing to continue to scale from viral, to bacterial, and ultimately to human genomes over the next few years. Much like the way computer chips scaled with increasing density of transistors on a chip, it is likely that 454’s technology breakthrough in moving sequencing to a scalable platform will have a similar effect.

About 454 Life Sciences

454 Life Sciences is developing novel technologies for rapidly and comprehensively determining the nucleotide sequence—“whole genome sequencing”—of entire genomes. The Company’s technology is expected to have broad applications in genetic engineering, agriculture, animal health, biodefense, and human health care, including drug discovery and development, and disease diagnosis. 454 Life Sciences is a majority owned subsidiary of CuraGen Corporation (NASDAQ: CRGN). 454 Life Sciences was funded primarily through a private placement from investors including CuraGen Corporation, Quantum Partners, Cooper Hill Partners, LLC, and members of CuraGen’s senior management team. Additional information is available at http://www.454.com.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a rich pipeline of novel protein, antibody, and small molecule therapeutics in the areas of obesity and diabetes, oncology, inflammation, and central nervous system disorders. CuraGen’s therapeutics are based on internally discovered novel genes from the human genome that are believed to play a role in several important mechanisms underlying disease, including peripheral metabolism, cell proliferation, and anti-angiogenesis. CuraGen has established broad development alliances and its experienced preclinical and clinical teams are rapidly advancing the Company’s rich pipeline of novel products. CuraGen’s expertise in genomics and bioinformatics is now being used to help predict efficacy and safety in clinical trials and to prioritize drug candidates with the highest chance of reaching the market. CuraGen’s technology and expertise have been used by more than a dozen leading companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

This release may contain forward-looking statements that are subject to certain risks and uncertainties, including 454’s mission to develop and commercialize instrument systems, 454’s ability to develop new technologies to conduct genomic analyses, and that the commercialization of the technology for sequencing whole viral and bacterial genomes may address some of the most urgent needs in drug discovery, biodefense and the growing threat of emerging pathogens. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. 454 and CuraGen caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s and 454’s expectations that they will incur operating losses in the near future, the early stage of development of CuraGen’s and 454’s products and technologies, uncertainties related to preclinical and clinical testing and trials, uncertainties surrounding the availability of additional funding, CuraGen’s reliance on research collaborations, the actions of competitors and the development of competing technologies, patent infringement claims against 454’s and CuraGen’s products, processes and technologies, 454’s and CuraGen’s ability to protect their patents and proprietary rights and uncertainties relating to commercialization rights.